UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under Rule 14a-12

ITRON, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 30, 2012

Re: Additional Information Supporting our Proxy Statement for the 2012 Annual Meeting

Dear Itron Shareholder:

We would like to correct some misunderstandings that have arisen regarding payments we made to our former President and Chief Executive Officer, Malcolm Unsworth, upon his departure from the Company, as set forth in our proxy statement and our Form 8-K Current Report filed with the SEC on September 7, 2011.

At his departure, Mr. Unsworth was 62 years old and had more than 10 years of service with the Company. Mr. Unsworth therefore met the definition of “retirement” under the terms of our annual cash based incentive plans and our equity based plans which is age 55 and 10 years of service. Mr. Unsworth’s benefits were calculated strictly in accordance with those plans. Mr. Unsworth did not receive any benefit under those plans other than those benefits which he was legally entitled to receive.

Mr. Unsworth also received payment equal to one year’s base pay in exchange for a one year non-compete and non-solicitation covenant and a full release of all claims against the Company. Given Mr. Unsworth’s knowledge of the industry and his ability to compete against the Company without such covenants, the Board of Directors believed that the arrangement was in the best interests of all shareholders.

Sincerely,

/s/ Jon Eliassen

Jon Eliassen

Chairman of the Board

ITRON 2111 North Molter Road Liberty Lake, WA 99019	www.itron.com